Exhibit 5.1

                               Robert A. Forrester
                                 Attorney At Law
                      1215 executive Drive West, Suite 102
                             Richardson, Texas 75081
                                 (972) 437-9898
                               FAX (972) 480-8406

December 18, 2001


Board of Directors
Transnational Financial Network, Inc.
401 Taraval Street
San Francisco, CA 94116

         RE:   REGISTRATION STATEMENT ON FORM S-8
               TRANSNATIONAL FINANCIAL NETWORK, INC. 2000 STOCK INCENTIVE PLAN

Gentlemen:

You have requested my opinion as counsel for Transnational Financial Network, Inc., a California corporation, in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of 971,172 shares of Common Stock, an amount which can be increased, upon exercise of options granted under the Company 2000 Stock Incentive Plan.

I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about December 21, 2001 (the "Registration Statement"). I further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the Sate of California, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, I am of the opinion that upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,


/s/Robert A. Forrester


Robert A. Forrester



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